Exhibit 99

Best Buy Reports Better-Than-Expected Third Quarter Results

Enterprise Comparable Sales Increased 1.7%

GAAP Diluted EPS Increased 11% to $1.10

Non-GAAP Diluted EPS Increased 22% to $1.13

Raises Full-Year Non-GAAP Diluted EPS Guidance Range to $5.81 to $5.91

MINNEAPOLIS, November 26, 2019 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week third quarter ended November 2, 2019 (“Q3 FY20”), as compared to the 13-week third quarter ended November 3, 2018 (“Q3 FY19”).

	Q3 FY20	Q3 FY19
Revenue ($ in millions)
Enterprise	$9,764	$9,590
Domestic segment	$8,964	$8,756
International segment	$800	$834
Enterprise comparable sales % change[1]	1.7%	4.3%
Domestic comparable sales % change[1]	2.0%	4.3%
Domestic comparable online sales % change[1]	15.0%	12.6%
International comparable sales % change[1]	(1.9)%	3.7%
Operating Income
GAAP operating income as a % of revenue	4.0%	3.4%
Non-GAAP operating income as a % of revenue	4.2%	3.5%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.10	$0.99
Non-GAAP diluted EPS	$1.13	$0.93

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule Reconciliation of Non-GAAP Financial Measures.

“Our teams delivered another strong quarter of top- and bottom-line growth,” said Corie Barry, Best Buy CEO. “We are delivering on our purpose to enrich lives through technology by providing customers the products and solutions they want and need, combined with fast and convenient fulfillment. We are excited about our progress and opportunities as we execute on our Building the New Blue strategy, designed to develop deeper relationships with our customers and uniquely position us over the long term.”

Barry continued, “In the near term, we are excited about our holiday plans. Our teams have once again put together a best-in-class assortment, prepared an amazing set of deals and ensured we have great inventory availability. Customers ordering online will get free next-day delivery on thousands of items all season long with no membership or minimum purchase required. They can also choose to pick up their products in a store within an hour of placing their order.”

Barry concluded, “I want to thank our employees for the strong execution in the third quarter, and in advance for all your hard work this week and throughout the holidays. Whether you work in one of our stores, spend your time making house calls to our customers’ homes or work in a distribution center or the corporate office, you are a critical part of what makes Best Buy so special.”

Best Buy CFO Matt Bilunas commented, “The updated FY20 guidance we are providing today reiterates our prior revenue expectations and raises the non-GAAP EPS range to reflect the strong Q3 profitability as well as improved expectations for Q4. Our outlook continues to include our best estimate of the impact of tariffs on goods from China, both implemented and planned.”

FY20 Financial Guidance

Best Buy is updating its full-year FY20 financial outlook to the following:

•	Enterprise revenue of $43.2 billion to $43.6 billion, which compares to prior guidance of $43.1 billion to $43.6 billion
•	Enterprise comparable sales growth of 1.0% to 2.0%, which compares to prior guidance of 0.7% to 1.7%
•	Enterprise non-GAAP operating income rate slightly up from the 4.6% rate in FY19, which compares to prior guidance of flat to slightly up from the 4.6% rate in FY19[2]
•	Non-GAAP effective income tax rate of approximately 23.3%, which compares to prior guidance of approximately 24.0%[2]
•	Non-GAAP diluted EPS of $5.81 to $5.91, which compares to prior guidance of $5.60 to $5.75[2]

Best Buy is providing the following Q4 FY20 financial outlook:

•	Enterprise revenue of $14.75 billion to $15.15 billion
•	Enterprise comparable sales growth of 0.5% to 3.0%
•	Non-GAAP effective income tax rate of approximately 24.0%[2]
•	Diluted weighted average share count of approximately 261 million
•	Non-GAAP diluted EPS of $2.65 to $2.75[2]

Domestic Segment Q3 FY20 Results

Domestic Revenue

Domestic revenue of $8.96 billion increased 2.4% versus last year. The increase was driven by comparable sales growth of 2.0% and revenue from GreatCall, Inc. (“GreatCall”), which was acquired in Q3 FY19, partially offset by the loss of revenue from store closures in the past year.

The largest comparable sales growth drivers were appliances, headphones, tablets, services and computing. These drivers were partially offset by declines in the gaming and home theater categories.

Domestic online revenue of $1.40 billion increased 15.0% on a comparable basis primarily due to higher average order values. As a percentage of total Domestic revenue, online revenue increased approximately 180 basis points to 15.6% versus 13.8% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 24.3% versus 24.4% last year. The gross profit rate decrease of approximately 10 basis points was primarily driven by mix into lower-margin products, partially offset by the impact of GreatCall’s higher gross profit rate.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.80 billion, or 20.1% of revenue, versus $1.82 billion, or 20.8% of revenue, last year. On a non-GAAP basis, SG&A was $1.78 billion, or 19.9% of revenue, versus $1.81 billion, or 20.6% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to lower incentive compensation expense and strong expense management, partially offset by GreatCall operating expenses.

International Segment Q3 FY20 Results

International Revenue

International revenue of $800 million decreased 4.1% versus last year. This decrease was primarily driven by a comparable sales decline of 1.9%, which was driven by Canada, and the impact of approximately 170 basis points of negative foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate was 22.5% versus 22.2% last year. The gross profit rate increase of approximately 30 basis points was primarily due to Canada, which was largely driven by a higher margin rate within the services category.

International SG&A

International SG&A was $173 million, or 21.6% of revenue, versus $178 million, or 21.3% of revenue, last year. SG&A decreased primarily due to the favorable impact of foreign exchange rates.

Dividends and Share Repurchases

In Q3 FY20, the company returned a total of $499 million to shareholders through share repurchases of $368 million and dividends of $131 million. On a year-to-date basis, the company has returned a total of $1.09 billion to shareholders through share repurchases of $696 million and dividends of $398 million. The company expects to spend near the high end of its previously communicated range of $750 million to $1 billion of share repurchases in FY20.

Income Taxes

The Q3 FY20 effective tax rate was 24.8% versus 16.1% last year. On a non-GAAP basis, the effective tax rate was 24.8% versus 22.7% last year. The lower Q3 FY19 GAAP effective tax rate included a benefit of approximately 690 basis points associated with the enactment of the Tax Cuts and Jobs Act of 2017. In addition, the non-GAAP effective tax rate increase was primarily driven by the favorable resolution of certain tax matters in the prior year.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 26, 2019. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) In Q1 FY20, the company refined its methodology for calculating comparable sales. It now reflects certain revenue streams previously excluded from the comparable sales calculation, such as credit card revenue, gift card breakage, commercial sales and sales of merchandise to wholesalers and dealers, as applicable. The impact of adopting these changes is immaterial to all periods presented, and therefore prior-period comparable sales disclosures have not been restated.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 28, 2019. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Nine Months Ended
November 2, 2019		November 3, 2018	November 2, 2019	November 3, 2018
Revenue	$9,764	$9,590	$28,442	$28,078
Cost of goods sold	7,403	7,266	21,629	21,400
Gross profit	2,361	2,324	6,813	6,678
Gross profit %	24.2%	24.2%	24.0%	23.8%
Selling, general and administrative expenses	1,973	2,002	5,730	5,709
SG&A %	20.2%	20.9%	20.1%	20.3%
Restructuring charges	(7)	-	41	47
Operating income	395	322	1,042	922
Operating income %	4.0%	3.4%	3.7%	3.3%
Other income (expense):
Gain on sale of investments	1	12	1	12
Investment income and other	9	11	33	35
Interest expense	(16)	(15)	(50)	(53)
Earnings before income tax expense	389	330	1,026	916
Income tax expense	96	53	230	187
Effective tax rate	24.8%	16.1%	22.5%	20.4%
Net earnings	$293	$277	$796	$729

Basic earnings per share	$1.11	$1.01	$2.99	$2.62
Diluted earnings per share	$1.10	$0.99	$2.96	$2.57

Weighted-average common shares outstanding
Basic	263.2	274.3	266.0	278.6
Diluted	265.2	279.3	269.1	283.8

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	November 2, 2019	November 3, 2018
Assets
Current assets
Cash and cash equivalents	$1,205	$1,228
Short-term investments	-	76
Receivables, net	1,056	921
Merchandise inventories	7,569	8,168
Other current assets	345	508
Total current assets	10,175	10,901
Property and equipment, net	2,359	2,525
Operating lease assets	2,751	-
Goodwill	982	921
Other assets	659	653
Total assets	$16,926	$15,000

Liabilities and equity
Current liabilities
Accounts payable	$7,232	$7,964
Unredeemed gift card liabilities	271	281
Deferred revenue	445	449
Accrued compensation and related expenses	351	349
Accrued liabilities	769	844
Current portion of operating lease liabilities	644	-
Current portion of long-term debt	14	46
Total current liabilities	9,726	9,933
Long-term operating lease liabilities	2,200	-
Long-term liabilities	636	775
Long-term debt	1,239	1,280
Equity	3,125	3,012
Total liabilities and equity	$16,926	$15,000

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Nine Months Ended
	November 2, 2019	November 3, 2018
Operating activities
Net earnings	$796	$729
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	607	550
Restructuring charges	41	47
Stock-based compensation	109	92
Deferred income taxes	20	15
Other, net	16	(10)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(36)	121
Merchandise inventories	(2,159)	(2,950)
Other assets	(2)	(45)
Accounts payable	1,984	3,085
Other liabilities	(292)	(400)
Income taxes	(147)	(127)
Total cash provided by operating activities	937	1,107

Investing activities
Additions to property and equipment	(586)	(619)
Purchases of investments	(319)	-
Sales of investments	322	1,970
Acquisition of businesses, net of cash acquired	(145)	(792)
Other, net	1	15
Total cash provided by (used in) investing activities	(727)	574

Financing activities
Repurchase of common stock	(696)	(1,144)
Issuance of common stock	45	37
Dividends paid	(398)	(376)
Borrowings of debt	-	498
Repayments of debt	(11)	(535)
Other, net	-	(6)
Total cash used in financing activities	(1,060)	(1,526)

Effect of exchange rate changes on cash	(2)	(16)
Increase (decrease) in cash, cash equivalents and restricted cash	(852)	139
Cash, cash equivalents and restricted cash at beginning of period	2,184	1,300
Cash, cash equivalents and restricted cash at end of period	$1,332	$1,439

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
Domestic Segment Results	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Revenue	$8,964	$8,756	$26,266	$25,807
Comparable sales % change	2.0%	4.3%	1.8%	5.8%
Comparable online sales % change	15.0%	12.6%	15.6%	11.5%
Gross profit	$2,181	$2,139	$6,303	$6,159
Gross profit as a % of revenue	24.3%	24.4%	24.0%	23.9%
SG&A	$1,800	$1,824	$5,233	$5,201
SG&A as a % of revenue	20.1%	20.8%	19.9%	20.2%
Operating income	$388	$315	$1,029	$911
Operating income as a % of revenue	4.3%	3.6%	3.9%	3.5%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,181	$2,139	$6,303	$6,159
Gross profit as a % of revenue	24.3%	24.4%	24.0%	23.9%
SG&A	$1,782	$1,806	$5,177	$5,177
SG&A as a % of revenue	19.9%	20.6%	19.7%	20.1%
Operating income	$399	$333	$1,126	$982
Operating income as a % of revenue	4.5%	3.8%	4.3%	3.8%

	Three Months Ended		Nine Months Ended
International Segment Results	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Revenue	$800	$834	$2,176	$2,271
Comparable sales % change	(1.9)%	3.7%	(1.7)%	5.8%
Gross profit	$180	$185	$510	$519
Gross profit as a % of revenue	22.5%	22.2%	23.4%	22.9%
SG&A	$173	$178	$497	$508
SG&A as a % of revenue	21.6%	21.3%	22.8%	22.4%
Operating income	$7	$7	$13	$11
Operating income as a % of revenue	0.9%	0.8%	0.6%	0.5%

International Segment Non-GAAP Results[1]
Gross profit	$180	$185	$510	$519
Gross profit as a % of revenue	22.5%	22.2%	23.4%	22.9%
SG&A	$173	$178	$497	$507
SG&A as a % of revenue	21.6%	21.3%	22.8%	22.3%
Operating income	$7	$7	$13	$12
Operating income as a % of revenue	0.9%	0.8%	0.6%	0.5%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Computing and Mobile Phones	47%	47%	3.0%	3.1%
Consumer Electronics	30%	31%	0.0%	3.7%
Appliances	12%	11%	12.5%	8.4%
Entertainment	5%	6%	(20.8)%	12.4%
Services	6%	5%	12.9%	1.9%
Other	-%	-%	N/A	N/A
Total	100%	100%	2.0%	4.3%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Computing and Mobile Phones	51%	51%	(0.3)%	2.0%
Consumer Electronics	29%	26%	1.2%	(0.6)%
Appliances	8%	8%	(1.5)%	11.7%
Entertainment	5%	7%	(31.1)%	10.8%
Services	6%	6%	11.5%	15.0%
Other	1%	2%	(28.2)%	43.8%
Total	100%	100%	(1.9)%	3.7%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	November 2, 2019			November 3, 2018
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,800	$173	$1,973	$1,824	$178	$2,002
% of revenue	20.1%	21.6%	20.2%	20.8%	21.3%	20.9%
Intangible asset amortization[1]	(18)	-	(18)	(5)	-	(5)
Acquisition-related transaction costs[1]	-	-	-	(13)	-	(13)
Non-GAAP SG&A	$1,782	$173	$1,955	$1,806	$178	$1,984
% of revenue	19.9%	21.6%	20.0%	20.6%	21.3%	20.7%

Operating income	$388	$7	$395	$315	$7	$322
% of revenue	4.3%	0.9%	4.0%	3.6%	0.8%	3.4%
Intangible asset amortization[1]	18	-	18	5	-	5
Acquisition-related transaction costs[1]	-	-	-	13	-	13
Restructuring charges[2]	(7)	-	(7)	-	-	-
Non-GAAP operating income	$399	$7	$406	$333	$7	$340
% of revenue	4.5%	0.9%	4.2%	3.8%	0.8%	3.5%

Effective tax rate			24.8%			16.1%
Intangible asset amortization[1]			0.1%			(0.3)%
Acquisition-related transaction costs[1]			-%			(0.6)%
Restructuring charges[2]			(0.1)%			-%
(Gain) loss on investments, net			-%			0.6%
Tax reform - repatriation tax[3]			-%			5.4%
Tax reform - deferred tax rate change[3]			-%			1.5%
Non-GAAP effective tax rate			24.8%			22.7%

	Three Months Ended			Three Months Ended
	November 2, 2019			November 3, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$1.10			$0.99
Intangible asset amortization[1]	$18	$14	0.05	$5	$4	0.02
Acquisition-related transaction costs[1]	-	-	-	13	10	0.03
Restructuring charges[2]	(7)	(5)	(0.02)	-	-	-
(Gain) loss on investments, net	(1)	(1)	-	(12)	(9)	(0.03)
Tax reform - repatriation tax[3]	-	-	-	-	(18)	(0.06)
Tax reform - deferred tax rate change[3]	-	-	-	-	(5)	(0.02)
Non-GAAP diluted EPS			$1.13			$0.93

	Nine Months Ended			Nine Months Ended
	November 2, 2019			November 3, 2018
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$5,233	$497	$5,730	$5,201	$508	$5,709
% of revenue	19.9%	22.8%	20.1%	20.2%	22.4%	20.3%
Intangible asset amortization[1]	(53)	-	(53)	(5)	-	(5)
Acquisition-related transaction costs[1]	(3)	-	(3)	(13)	-	(13)
Tax reform-related item - employee bonus[3]	-	-	-	(6)	(1)	(7)
Non-GAAP SG&A	$5,177	$497	$5,674	$5,177	$507	$5,684
% of revenue	19.7%	22.8%	19.9%	20.1%	22.3%	20.2%

Operating income	$1,029	$13	$1,042	$911	$11	$922
% of revenue	3.9%	0.6%	3.7%	3.5%	0.5%	3.3%
Intangible asset amortization[1]	53	-	53	5	-	5
Acquisition-related transaction costs[1]	3	-	3	13	-	13
Restructuring charges[2]	41	-	41	47	-	47
Tax reform-related item - employee bonus[3]	-	-	-	6	1	7
Non-GAAP operating income	$1,126	$13	$1,139	$982	$12	$994
% of revenue	4.3%	0.6%	4.0%	3.8%	0.5%	3.5%

Effective tax rate			22.5%			20.4%
Intangible asset amortization[1]			0.1%			-%
Restructuring charges[2]			-%			0.1%
Tax reform - repatriation tax[3]			-%			1.9%
Tax reform - deferred tax rate change[3]			-%			0.5%
Non-GAAP effective tax rate			22.6%			22.9%

	Nine Months Ended			Nine Months Ended
	November 2, 2019			November 3, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$2.96			$2.57
Intangible asset amortization[1]	$53	$40	0.15	$5	$4	0.01
Acquisition-related transaction costs[1]	3	2	-	13	10	0.03
Restructuring charges[2]	41	32	0.12	47	36	0.13
(Gain) loss on investments, net	(1)	(1)	-	(12)	(9)	(0.03)
Tax reform - repatriation tax[3]	-	-	-	-	(18)	(0.06)
Tax reform - deferred tax rate change[3]	-	-	-	-	(5)	(0.02)
Tax reform-related item - employee bonus[3]	-	-	-	7	5	0.02
Non-GAAP diluted EPS			$3.23			$2.65

(1)Represents charges associated with acquisitions including (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology,  and (2) acquisition-related transaction costs primarily comprised of professional fees.

(2)Represents charges and adjustments associated with U.S. retail operating model changes for the periods ended November 2, 2019, and the closure of Best Buy Mobile stand-alone stores in the U.S. for the periods ended November 3, 2018.

(3)Represents adjustments to the provisional tax expense recorded in Q4 FY18 resulting from the Tax Cuts and Jobs Act of 2017 (“tax reform”) enacted into law in Q4 FY18, including adjustments associated with a deemed repatriation tax and the revaluation of deferred tax assets and liabilities, as well as adjustments to tax reform-related items announced in response to future tax savings created by tax reform, including a one-time bonus for certain employees.

(4)The non-GAAP adjustments relate primarily to adjustments in the U.S. As such, the income tax charge is calculated using the statutory tax rate for the U.S. (24.5% for the periods ended November 2, 2019, and November 3, 2018).

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Prior to Q3 FY20, the company provided a calculation of non-GAAP return on invested capital ("ROIC") that was defined as non-GAAP net operating profit after tax divided by average invested capital. Beginning in Q3 FY20, the company will no longer provide non-GAAP ROIC but instead a calculation of non-GAAP ROI, defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	November 2, 2019[1]	November 3, 2018[1]
Net earnings	$1,531	$1,093
Total assets	15,219	13,474
ROA	10.1%	8.1%

Non-GAAP Return on Investment ("ROI")	November 2, 2019[1]	November 3, 2018[1]
Numerator
Operating income - total operations	$2,020	$1,794
Add: Non-GAAP operating income adjustments[2]	113	182
Add: Operating lease interest[3]	112	117
Less: Income taxes[4]	(550)	(634)
Add: Depreciation	757	728
Add: Operating lease amortization[5]	653	662
Adjusted operating income after tax	$3,105	$2,849

Denominator
Total assets	$15,219	$13,474
Less: Excess cash[6]	(855)	(1,716)
Add: Capitalized operating lease assets[7]	720	3,113
Add: Accumulated depreciation and amortization[8]	6,640	6,393
Less: Adjusted current liabilities[9]	(7,940)	(8,037)
Average invested operating assets	$13,784	$13,227

Non-GAAP ROI	22.5%	21.5%

(1)Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)Non-GAAP operating income adjustments include continuing operations adjustments for intangible asset amortization, acquisition-related transaction costs, restructuring charges, tax reform and tax reform-related items. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. Historically, the company used an add-back multiple of 30% of annual rent expense; however, following the adoption of new lease accounting guidance in Q1 FY20 that resulted in the recognition of operating lease assets and operating lease liabilities on the balance sheet, the multiple was lowered and prior periods have been updated to reflect this change. For periods prior to FY20, the add-back is approximated by using a multiple of 15% of total rent expense. For periods beginning on or after FY20, the add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. (with a statutory rate ranging from 24.5% to 36.7% for the periods presented).

(5)Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. Historically, the company used a multiple of five times annual rent expense; however, following the adoption of new lease accounting guidance in Q1 FY20 that resulted in the recognition of operating lease assets and operating lease liabilities on the balance sheet, the multiple was lowered and prior periods have been updated to reflect this change. For periods prior to FY20, the asset is approximated by using a multiple of four times total rent expense. For periods beginning on or after FY20, capitalized operating lease assets are included within Total assets and therefore no adjustment is necessary.

(8)Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.

(9)Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.